Exhibit 99.1

	CONTACT:	John Milligan
(650) 522-5756

For Immediate Release		Susan Hubbard
(650) 522-5715

GILEAD  SCIENCES  ANNOUNCES  SECOND  QUARTER  2004  FINANCIAL  RESULTS

- Total Revenues of $320 Million, Up 34 Percent over Second Quarter 2003 -
- Record Viread® Sales of $197 Million, Up 18 Percent over Second Quarter 2003 -
- GAAP EPS of $0.49 Per Share -

Foster City, CA, July 29, 2004 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the second quarter ended June 30, 2004.  Total revenues for the second quarter were $319.7 million, up 34 percent, compared to total revenues of $238.9 million for the second quarter of 2003.  Operating cash flow for the quarter increased by 106 percent to $122.5 million, compared to $59.4 million for the same period last year.

Net income for the second quarter 2004 was $111.5 million, or $0.49 per diluted share, an increase of 11 percent compared to net income of $100.4 million, or $0.46 per diluted share, for the second quarter of 2003.  Included in the second quarter 2004 net income is an after-tax gain of $1.6 million resulting from the liquidation of Gilead’s equity position in EyeTech Pharmaceuticals, Inc.  Pre-tax income increased 53 percent from $105.6 million to $161.5 million. The difference between the growth rates is principally due to the company’s effective GAAP tax rate, which increased to 31 percent during the first and second quarters of 2004 compared to 5 percent for the same periods last year.

Net revenues from product sales totaled $299.3 million, up 30 percent from the second quarter of 2003.  This growth primarily was driven by higher revenues from Viread® (tenofovir disoproxil fumarate).  Sales of Viread were $197.2 million in the second quarter of 2004, up from $167.0 million in the second quarter of 2003, an increase of 18 percent.  U.S. sales of Viread in the second quarter of 2004 were $109.2 million, and sales outside the United States totaled $88.0 million. Viread sales growth for the second quarter of 2004 was driven by higher prescription volumes in both the United States and Europe and increased sales outside the United States and Europe, as well as a favorable currency environment.  Viread sales in the second quarter of 2004 were $5.8 million higher due to a stronger European currency environment compared to the same quarter last year.   AmBisome® (amphotericin B) liposome for injection sales for the second quarter of 2004 were $55.0 million, an increase of 7 percent compared to the second quarter of 2003.  This increase was primarily driven by a favorable currency impact of $3.5 million due to a stronger European currency environment and by higher sales volumes in Latin America and Asia compared to the second quarter 2003.   Sales of Hepsera® (adefovir dipivoxil 10 mg) totaled $28.0 million for the second quarter of 2004, up from $12.4 million in the second quarter of 2003.  This increase was primarily driven by prescription growth in the United States and the European Union.  Sales of Emtriva® (emtricitabine) were $16.5 million for the second quarter of 2004, up from $12.0 million in the first quarter of 2004.  Emtriva sales growth for the second quarter of 2004 was primarily driven by increased prescription volumes in both the United States and Europe.

“We are very pleased to report another quarter of significant increases in product revenues.  This strong growth was fueled primarily by increasing sales of Viread and Hepsera, as well as Emtriva’s continued uptake in the United States and roll-out in Europe,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead Sciences.  “We are focused on continuing this sales momentum through our current antiviral product portfolio, as well as preparing for the potential launch of our fixed-dose co-formulation of Viread and Emtriva later this quarter.”

- more -

For the second quarter of 2004, royalty and contract revenues resulting from collaborations with corporate partners totaled $20.4 million, compared to $8.2 million in the second quarter of 2003.  Significant components of royalty and contract revenues for the second quarter of 2004 include royalties of $9.7 million on sales of Tamiflu® (oseltamivir phosphate) by F. Hoffmann-La Roche and a $4.8 million milestone payment under our collaboration agreement with EyeTech Pharmaceuticals, Inc. for the filing of the New Drug Application (NDA) for Macugen™ (pegaptanib sodium injection).

Research and development (R&D) expenses for the second quarter of 2004 were $45.6 million.  During the second quarter 2004, certain European phase IV clinical trial expenses were recorded as R&D.  Previously these expenses were recorded as selling, general and administrative (SG&A).  Such expenses for the second quarter 2003 of $4.5 million have been reclassified from SG&A to R&D to be consistent with the current presentation.  After the reclassification, R&D expenses for the second quarter 2003 were $43.3 million.  The higher expenses during the second quarter of 2004 are primarily attributable to increased headcount and increased spending on the company’s proprietary prodrug technology.

SG&A expenses for the three months ended June 30, 2004 were $73.8 million, compared to $55.7 million for the same quarter of 2003 after giving effect to the reclassification of $4.5 million to R&D expense.  The higher expenses are due primarily to increased global marketing efforts, the significant expansion of Gilead’s U.S. and European sales forces towards the latter part of 2003, and increased infrastructure costs.

The net foreign exchange impact on earnings, including revenue and expenses generated from outside the United States, as well as hedging activity for the three and six months ended June 30, 2004, was a favorable $4.4 million and $15.1 million, respectively, due primarily to a stronger Euro relative to the U.S. dollar.

Gilead also reported its results of operations for the six months ended June 30, 2004.  The company recorded net revenues from product sales of $575.9 million and aggregate contract and royalty revenues of $52.9 million, up 49 percent and 205 percent, respectively, compared to the same period last year.  Net revenues for the first six months of 2003 included product sales of $386.6 million and aggregate contract and royalty revenues of $17.3 million.  Sales of Viread for the six months ended June 30, 2004 were $390.3 million, up from $274.3 million in the six months ended June 30, 2003.  AmBisome sales for the six months ended June 30, 2004 were $106.8 million, a 16 percent increase over the six months ended June 30, 2003.  Reported AmBisome sales in the first six months of 2004 were $10.8 million higher due to the favorable currency environment compared to the same period last year.  On a volume basis, AmBisome sales increased by 4 percent in Europe compared to the first six months of 2003.  Sales of Hepsera totaled $46.4 million for the first six months of 2004, an increase of 184 percent over the $16.3 million in the first six months of 2003.  Sales of Emtriva were $28.4 million for the first six months of 2004.

Net income for the six months ended June 30, 2004 was $225.9 million, or $0.99 per diluted share.  This compares to a net loss of $337.7 million, or $1.69 per diluted share for the six months ended June 30, 2003 which included a charge of $488.6 million for in-process research and development associated with the acquisition of Triangle Pharmaceuticals, Inc. in January 2003.  Excluding this in-process research and development charge, non-GAAP earnings would have been $150.9 million or $0.70 per diluted share for the six months ended June 30, 2003, which includes the impact of dilutive stock options and convertible debt.

Research and development expenses for the six months ended June 30, 2004 and 2003 were $104.2 million and $86.9 million, respectively, after giving effect to the reclassifications of $4.9 million and $6.9 million to R&D expenses, respectively.  The higher expenses during the first six months of 2004 are primarily attributable to the clinical trials associated with the development of Emtriva and other drug candidates from the Triangle Pharmaceuticals, Inc. acquisition.

Selling, general and administrative expenses for the six months ended June 30, 2004 were $145.0 million, compared to $100.8 million for 2003 after giving effect to the reclassifications of $4.9 million and $6.9 million to R&D expenses, respectively.  The significant increase in expenses is primarily due to Gilead’s increased global marketing efforts and the expansion of Gilead’s U.S. and European sales forces to support the commercial launches of Viread and Hepsera.

As of June 30, 2004, the company had cash, cash equivalents and marketable securities of $975.6 million, compared to $707.0 million at December 31, 2003.  The increase in cash, cash equivalents and marketable securities is primarily attributable to strong operating cash flow of $220.7 million and to the proceeds received from the company’s sale of EyeTech Pharmaceuticals, Inc. common stock in June 2004.

Corporate Highlights

In April, Gilead announced a restructuring and expansion of its commercial organization, designed to support the anticipated growth of the company and its marketed products.

At the close of trading on Wednesday, June 30, 2004, Standard & Poor’s added Gilead to the S&P 500 Index.  Gilead is included in the S&P 500 Global Industry Classification Standard (GICS) Biotechnology Sub-Industry Index.

Product and Pipeline Highlights

“During the quarter, we were very pleased with the continued strong momentum of our HIV franchise,” said John C. Martin, PhD, President and Chief Executive Officer.  “The FDA’s decision in May to grant expedited review status to the NDA for the fixed dose co-formulation of Viread and Emtriva may now allow us to bring to market this once daily medicine for the treatment of HIV/AIDS sooner than originally expected.  In addition, we welcome the U.S. government’s support of increasing treatment options for people with HIV/AIDS and will continue to focus our efforts on simplified regimens in the fight against this devastating disease.”

HIV/AIDS Franchise

In early April, Japan Tobacco Inc. announced that its pharmaceutical business subsidiary, Torii Pharmaceutical Co., Ltd., launched Viread in Japan.  In July 2003, Gilead signed a licensing agreement with Japan Tobacco for the commercialization of Viread and Emtriva, and any future co-formulation of the two products.

In May, Gilead, Bristol-Myers Squibb Company, and Merck & Co., Inc. announced that they are in discussions on the development of a once-daily, fixed-dose combination of three anti-HIV drugs and are also considering co-packaging options for the individual products.  These discussions are continuing, as the companies focus on a number of significant commercial issues that must be resolved before agreement can be reached on the potential collaboration.

Also in May, the company announced that the U.S. Food and Drug Administration (FDA) granted expedited review status to the New Drug Application (NDA) for the fixed dose co-formulation of the company’s anti-HIV medications Viread and Emtriva.  The action date by which the FDA will make a decision is September 12, 2004.

During the second quarter, Gilead continued the global launches of Viread, with introductions in Argentina and Israel. Viread and Emtriva are now marketed in 24 and 11 countries, respectively.

Hepatitis B Franchise

On April 15, 2004, Gilead announced positive 144-week efficacy, tolerability and safety data from a clinical trial (Study 438) of Hepsera in patients with chronic hepatitis B at the 39th Annual Meeting of the European Association for the Study of the Liver in Berlin, Germany.  To date, Study 438 is the largest placebo-controlled clinical trial in hepatitis B “e” antigen-negative patients.

During the second quarter, Gilead’s commercialization partner in Asia and Latin America, GlaxoSmithKline (GSK), received marketing approvals for Hepsera in the Philippines, Malaysia, Columbia and Peru. Gilead anticipates product launches to occur in those countries throughout the remainder of 2004.

Conference Call

At 4:30 p.m. Eastern today, Gilead will webcast a conference call live on the company’s website to discuss its quarterly results and outlook.  During the call, Gilead will be discussing additional financial and statistical information. That information can be found on the company’s website at www.gilead.com, under “About Gilead,” “Investors.”  For Internet access to the live webcast or the archive, which will be available for one year, log on to www.gilead.com.  Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast.

Alternatively, please call 1-800-299-9630 (U.S.) or 1-617-786-2904 (international) and dial the participant passcode 38409326 to access the call.  Telephone replay is available approximately two hours after the call through 6:30 p.m. Eastern, August 1, 2004.  To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international), and dial the participant passcode 90507551.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide.  The company has six marketed products and focuses its research and clinical programs on anti-infectives.  Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those that can affect Gilead’s future financial results, including those relating to: revenues, research and development expenses, and selling, general and administrative expenses; the efficacy of any marketed or pipeline development products; the ability and timing to file for or obtain marketing approval for Gilead’s pipeline development products; or the market introduction, competitive positioning and commercial arrangements for sale of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially.  These risks and uncertainties include those that can cause fluctuations in our financial results, such as our ability and the ability of our partners to successfully introduce and market our products and maintain revenue growth, in particular our ability to sustain the uptake and revenues for Viread; our ability to reach agreement with Bristol-Myers Squibb and Merck & Co. on a potential co-formulation collaboration; our ability to accurately estimate end-user demand since we must make numerous assumptions and must rely on incomplete data to make these estimations; our ability to effectively manage wholesaler inventory levels and the impact of those efforts on revenues; our ability to generate additional positive clinical data and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; our ability to obtain regulatory approvals of the co-formulated product; fluctuations in foreign currency against the U.S. dollar; our ability to achieve and the timing of milestones, as well as risk and uncertainties that affect our future prospects such as the risk that we may not continue to observe the safety, tolerability and efficacy data for Viread, Hepsera and Emtriva that we are observing today; and other risks identified from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

The company directs readers to its Annual Report on Form 10-K, for the year ended December 31, 2003, filed in March 2004 and subsequent quarterly reports on Form 10-Q.  Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

#  #  #

Viread, Emtriva, AmBisome and Hepsera are registered trademarks of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.
Macugen is a trademark of EyeTech Pharmaceuticals, Inc.

For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Product sales	$299,332	$230,668	$575,917	$386,632
Royalty and contract revenue	20,390	8,202	52,932	17,343

Total revenues	319,722	238,870	628,849	403,975

Cost of goods sold	42,092	32,106	77,041	53,478

Gross profit	277,630	206,764	551,808	350,497

Operating expenses:
Research and development(2)	45,643	43,318	104,188	86,882
Selling, general and administrative(2)	73,789	55,674	144,999	100,841
In-process research and development	—	—	—	488,599
Total operating expenses	119,432	98,992	249,187	676,322

Income (loss) from operations	158,198	107,772	302,621	(325,825)

Gain on EyeTech warrants	—	—	20,576	—
Interest and other income, net	5,408	3,444	8,336	7,261
Interest expense	(2,071)	(5,569)	(4,160)	(11,183)

Income (loss) before provision for income taxes	161,535	105,647	327,373	(329,747)

Provision for income taxes	50,076	5,275	101,486	7,935

Net income (loss)	$111,459	$100,372	$225,887	$(337,682)

Net income (loss) per share - basic	$0.52	$0.50	$1.06	$(1.69)

Net income (loss) per share - diluted(1)	$0.49	$0.46	$0.99	$(1.69)

Shares used in per share calculation - basic	214,562	200,236	214,098	199,288

Shares used in per share calculation - diluted(1)	230,989	230,340	230,586	199,288

Notes:

(1)          In accordance with Statement of Financial Accounting Standard No. 128, using the If-Converted Method, interest expense related to convertible debt of $1.3 million and $2.6 million has been added back to net income for purposes of calculating diluted net income per share for the quarter and six months ended June 30, 2004, respectively.  The shares used in the calculation of net income per diluted share for the quarter and six months ended June 30, 2004 includes the effect of 9.1 million stock options outstanding and the effect of the $345.0 million 2% convertible senior debt, which converts to approximately 7.3 million shares.

(2)          Certain prior period amounts associated with phase IV clinical trial expenses totaling $4.9 million, $4.5 million and $6.9 million for the six months ended June 30, 2004 and the three and six months ended June 30, 2003, respectively, have been reclassified from Selling, general and administrative to Research and development to be consistent with the current period presentation.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)	(note 1)
Assets
Cash, cash equivalents and marketable securities	$975,588	$707,000
Other current assets	556,188	558,898
Total current assets	1,531,776	1,265,898
Property, plant and equipment, net	206,789	198,200
Other noncurrent assets	69,902	90,624
	$1,808,467	$1,554,722
Liabilities and stockholders’ equity
Current liabilities	$174,829	$185,895
Long-term obligations	366,475	365,853
Stockholders’ equity	1,267,163	1,002,974
	$1,808,467	$1,554,722

Notes:

(1)          Derived from audited consolidated financial statements at that date.

GILEAD SCIENCES, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the company. The company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the company.

	Six months ended June 30, 2004			Six months ended June 30, 2003
	GAAP	Adjustment (1)	Non-GAAP	Non-GAAP(2)
Revenues:
Product sales	$575,917	$—	$575,917	$386,632
Royalty and contract revenue	52,932	—	52,932	17,343
Total revenues	628,849	—	628,849	403,975

Cost of goods sold	77,041	—	77,041	53,478

Gross profit	551,808	—	551,808	350,497

Operating expenses:
Research and development(3)	104,188	—	104,188	86,882
Selling, general and administrative(3)	144,999	—	144,999	100,841
Total operating expenses	249,187	—	249,187	187,723

Income from operations	302,621	—	302,621	162,774

Gain on EyeTech warrants	20,576	(20,576)	—	—
Interest and other income, net	8,336	—	8,336	7,261
Interest expense	(4,160)	—	(4,160)	(11,183)

Income (loss) before provision for (benefit from) income taxes	327,373	(20,576)	306,797	158,852

Provision for (benefit from) income taxes	101,486	(8,025)	93,461	7,935

Net income (loss)	$225,887	$(12,551)	$213,336	$150,917

Net income per share - basic	$1.06		$1.00	$0.76

Net income per share - diluted	$0.99		$0.94	$0.70

Shares used in per share calculation - basic	214,098		214,098	199,288

Shares used in per share calculation - diluted	230,586		230,586	228,257

Notes:

(1)          The adjustment reflects a pre-tax gain of $20.6 million related to our warrants in EyeTech Pharmaceuticals, Inc., which completed its initial public offering during the first quarter.

(2)          The non-GAAP results for the six months ended June 30, 2003 exclude the in-process research and development charge of $488.6 million from the acquisition of Triangle Pharmaceuticals, Inc.

(3)          Certain prior period amounts have been reclassified to be consistent with the current period presentation.